Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT EAGLEROCK LAND, LLC TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

between

HYDROSOURCE LOGISTICS, LLC

as Seller

and

EAGLEROCK LAND OPERATING, LLC

as Buyer

dated as of

August 10, 2026

TABLE OF CONTENTS

i

Annexes

Annex I Definitions

Exhibits

Exhibit A Acquired Assets

Exhibit B Assignment

Exhibit C Assumption Agreement

Exhibit D Government Land Use Authorization Forms

Exhibit E Allocation Methodology

Exhibit F Special Warranty Deed

Schedules

Schedule 1.03(c)(iii) Intrepid Final Settlement Amount

Schedule 1.03(e) Allocated Value

Schedule PC Property Costs

Schedule PL Permitted Liens

Schedule EA Excluded Assets

Disclosure Schedules

Section 2.02(h) Indebtedness

Section 3.02 No Conflicts or Consents

Section 3.03 Financial Statements

Section 3.05(a) Material Agreements

Section 3.05(b) Exceptions to Material Agreements

Section 3.06 Title to Assets

Section 3.07 Legal Proceedings

Section 3.08 Compliance with Laws

Section 3.09 Environmental Matters

Section 3.12 Seller’s Brokers

Section 3.13 Water Rights

Section 3.13(e) Exceptions to Water Rights Beneficial Use

Section 3.14 Real Property

Section 3.14(b) Purchase Rights

Section 3.15 Permits

Section 3.15(c) Permit Transfers

Section 3.16 Insurance

Section 4.03 Buyer’s Brokers

Section 5.07 Seller Guarantees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 10, 2026 (the “Execution Date”), is entered into between Hydrosource Logistics, LLC, a Texas limited liability company (“Seller”), and EagleRock Land Operating, LLC, a Texas limited liability company (“Buyer”). Each of Seller and Buyer may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement have the meanings given to such terms in this Agreement, including as set forth in Annex I attached to this Agreement.

RECITALS

A. Seller owns (i) the fee surface estate in, to and under certain parcels of land comprising approximately 21,793 acres (the “Fee Acres”), (ii) approximately 27,858 federal grazing lease acres (the “Federal Lease Acres”) under the Bureau of Land Management in Lea County, New Mexico (the “South Ranch”), (iii) assignable water rights (the “Water Rights”) (whether in connection with or appurtenant to the Fee Acres, Federal Lease Acres or otherwise), (iv) all Acquired Agreements, (v) the Books and Records, in each case of clauses (i)-(v), as further described on Exhibit A to this Agreement, and (vi) such other assets and interests set forth on Exhibit A (collectively, the “Acquired Assets”).

B. Seller acquired the Acquired Assets pursuant to that certain Asset Purchase Agreement, dated April 1, 2026 (the “Intrepid APA”) by and among Seller, as buyer thereunder, Dale Redman, individually and as an indirect owner of Seller, as owner thereunder, and Intrepid Potash-New Mexico, LLC (“Intrepid”), as seller thereunder.

C. For the avoidance of doubt, Intrepid retained certain assets and properties referred to as the “Excluded Assets” in the Intrepid APA (collectively, the “Intrepid Retained Assets”).

D. Pursuant to that certain Consent and Acknowledgment, dated as of August 4, 2026, Intrepid has consented and agreed to the assignment by Seller to Buyer of all of Seller’s right, title and interest in and to the Intrepid APA (the “Intrepid Consent”).

E. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Acquired Assets, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
PURCHASE AND SALE

Section 1.01 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Acquired Assets, free and clear of all Liens.

Section 1.02 Purchase Price. The aggregate purchase price for the Acquired Assets shall be $78,246,422 (the “Purchase Price”), subject to the adjustments described in this Agreement. The Purchase Price shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available funds.

Section 1.03 Prorations; Purchase Price Adjustments.

(a) Prorations. Except as otherwise set forth in this Section 1.03, (i) Buyer shall be entitled to all Revenue recognized in periods from and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs expensed in periods from and after the Effective Time and (ii) Seller shall be entitled to all Revenue recognized in periods prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs expensed in periods prior to the Effective Time. Except as otherwise set forth in this Section 1.03, the determination of whether Revenue is recognized or Property Costs are expensed in a period before, at or after the Effective Time shall be interpreted in accordance with GAAP, and for purposes of this Section 1.03, shall be based on when the underlying goods or services are delivered and not the date that a party enters into a contract for the sale of such goods or services.

(b) Purchase Price Increases. The Purchase Price shall be increased by an amount equal to the sum of the following:

(i) Property Costs paid or otherwise borne by Seller that are expensed for the period from and after the Effective Time; and

(ii) Revenue received by Buyer (net of all applicable Production Taxes and Burdens attributable to the Revenue) that is recognized as Revenue for periods prior to the Effective Time.

(c) Purchase Price Decreases. The Purchase Price shall be decreased by an amount equal to the sum of the following:

(i) Property Costs paid or otherwise borne by Buyer that are expensed for the period prior to the Effective Time;

(ii) Revenue received by Seller (net of all applicable Production Taxes and Burdens attributable to the Revenue) that is recognized as Revenue for periods from and after the Effective Time; and

(iii) the Intrepid Final Settlement Amount received by Seller.

The Purchase Price as adjusted pursuant to this Section 1.03 shall be referred to herein as the “Adjusted Purchase Price.”

(d) Collection of Receivables. Seller shall have the right to collect any receivable, refund or other amounts recognized for periods prior to the Effective Time. If Buyer collects any such receivable, refund or other amount and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 1.03(b) and 1.03(c), then Buyer shall promptly remit to Seller any such amounts. Buyer shall have the right to collect any receivable, refund or other amounts recognized for periods from and after the Effective Time. If Seller collects any such receivable, refund or other amount and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 1.03(b) and 1.03(c), then Seller shall promptly remit to Buyer any such amounts.

(e) Allocated Values. The Purchase Price shall be allocated to the Properties as set forth in Schedule 1.03(e) to this Agreement. Seller and Buyer acknowledge and agree that the values allocated among various Properties, as set forth on Schedule 1.03(e) to this Agreement (with respect to each item, individually, the “Allocated Value,” and collectively, the “Allocated Values”) shall be binding on Seller and Buyer.

Section 1.04 Settlement Statement.

(a) Preliminary Settlement Statement. Seller has delivered to Buyer a statement (the “Preliminary Settlement Statement”) prepared in good faith by Seller setting forth the proposed adjustments to the Purchase Price, in accordance with Section 1.03, and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amounts, together with the designation of Seller’s account(s) for the wire transfers of funds as set forth in Section 2.03(b). The proposed adjustments to the Purchase Price are based upon actual amounts, if known on the date thereof, or good faith estimates by Seller based upon the information then available. Buyer has delivered to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, shall be used to adjust the Purchase Price at Closing, which amount shall become the Adjusted Purchase Price to be paid at the Closing; provided that if the Parties do not agree by Closing upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to determine the Adjusted Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 1.04(a).

(b) Final Settlement Statement. On or before one hundred twenty (120) days after Closing, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) prepared in good faith by Seller and setting forth each adjustment to the Purchase Price in accordance with Section 1.03, and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount. Seller shall prepare the Final Settlement Statement in accordance with this Agreement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall have the right, but not the obligation, to deliver to Seller written notice of any objections by Buyer to any adjustments in the Final Settlement Statement (“Dispute Notice”), and during such time period, Buyer and any accountant engaged by Buyer shall have reasonable access to the relevant books and records of Seller, to the personnel of, and work papers prepared by, Seller to the extent that they relate to the Final Settlement Statement, and to such historical financial information (to the extent in Seller’s possession) relating to the Final Settlement Statement as Buyer may reasonably request. The Dispute Notice, if any, shall describe in detail any objectionable adjustments, or lack of any adjustments, and include supporting documentation. If Buyer fails to deliver the Dispute Notice within said time period, the adjustments in the Final Settlement Statement shall be deemed conclusively to be final and binding upon the Parties. If Buyer delivers a Dispute Notice within said time period, the Final

Settlement Statement shall be deemed conclusively to be final and binding with respect to all adjustments other than those specifically described in Buyer’s Dispute Notice.

(c) Dispute Resolution. Buyer and Seller shall use their reasonable efforts in good faith to confer and resolve any objections on or before fifteen (15) days after Seller’s receipt of Buyer’s Dispute Notice. If Buyer and Seller resolve all objections (or they are determined by the Independent Accountant, as provided for below), the adjusted Final Settlement Statement and the Adjusted Purchase Price reflected therein (the “Final Purchase Price”) shall be deemed conclusively to be final and binding upon the Parties. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within fifteen (15) Business Days after such fifteen (15) day period, summarize its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summaries to Grant Thornton LLP or such other Person as the Parties may mutually select (the “Independent Accountant”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. In the event that Grant Thornton LLP declines to serve as the Independent Accountant, then the Independent Accountant shall be selected from among the independent national accounting firms that have not represented any Party or its Affiliates at any time during the three (3) year period of time immediately preceding its designation hereunder. The Independent Accountant’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Final Settlement Statement, and the Independent Accountant shall not make any other determination, including any determination as to whether any other items on the Final Settlement Statement are correct. The Independent Accountant shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer, and the review shall be limited solely to the presentations and supporting material provided by Seller and Buyer and not pursuant to any independent review. In resolving such objections, the Independent Accountant shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Final Settlement Statement. Seller and Buyer shall instruct the Independent Accountant to deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accountant by Seller and Buyer) of the disputed items submitted to the Independent Accountant within twenty (20) Business Days of receipt of such disputed items. The determination by the Independent Accountant of the disputed amounts and the Final Purchase Price shall be conclusive and binding on the Parties, absent manifest error, fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the Parties. The Parties agree that the procedure set forth in this Section 1.04 for resolving disputes with respect to the Final Settlement Statement and Final Purchase Price (and any components thereof) shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the Parties agree that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced.

(d) Costs. The costs and fees related to such determination by the Independent Accountant, including the costs relating to any negotiations with the Independent Accountant with respect to the terms and conditions of such Independent Accountant’s engagement and the costs for the Independent Accountant’s services shall be borne by (i) Seller, in the proportion that the aggregate dollar amount of disputed items submitted for resolution that are unsuccessfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such submitted disputed items and (ii) Buyer, in the proportion that the aggregate dollar amount of disputed items submitted for resolution that are successfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such submitted disputed items.

(e) Final Adjustment Payment. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Purchase Price shall be paid by the owing Party to the owed Party on or before the date that is ten (10) Business Days following the earlier to occur of the Parties’ agreement or determination by the Independent Accountant.

(f) Tax. Except as otherwise required by applicable Tax Law, any payment made pursuant to Section 1.03 or this Section 1.04 shall constitute an adjustment to the Purchase Price for Tax purposes.

Section 1.05 Excluded Assets. The Parties acknowledge and agree that (a) Buyer is not acquiring any of the Excluded Assets pursuant to this Agreement, and (b) the Excluded Assets are hereby expressly excepted, reserved and retained by Seller.

Section 1.06 Assumed Liabilities. At the Closing, Buyer shall (and does hereby) assume and shall (and does hereby) agree to pay, perform and discharge when due, all Assumed Liabilities.

Section 1.07 Excluded Liabilities. Except as explicitly and expressly set forth in this Agreement, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur, any Excluded Liabilities. Seller shall be solely responsible for, and shall pay and satisfy in due course, all such Excluded Liabilities which Seller is obligated to pay and satisfy as and when they become due and payable.

Section 1.08 Non-Assignment of Certain Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment of any of the Acquired Assets shall require the Consent of any Governmental Authority or any other Person not a party to this Agreement, neither this Agreement nor any action taken pursuant to it shall constitute an assignment or an attempt to assign the same if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof. If any such Consent is not obtained prior to the Closing and the Closing nonetheless occurs, Seller shall use commercially reasonable efforts to obtain such Consent as promptly as practicable thereafter, and until such Consent is obtained, Seller shall cooperate with Buyer in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the related obligations with respect to any applicable Acquired Asset. Seller shall promptly remit to Buyer when received all monies received by Seller in respect of any such Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom. Upon receipt of any such Consent, Seller shall automatically be deemed to have sold, assigned, transferred, conveyed and delivered such Acquired Asset to Buyer for no additional consideration.

Section 1.09 Withholding Taxes. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement (and Seller shall indemnify, defend and hold harmless Buyer against) such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that as long as the IRS Form W-9 set forth in Section 2.02(g) is delivered by Seller at the Closing, then no deduction or withholding is expected on any amounts otherwise payable to Seller at the Closing pursuant to this Agreement. Except with respect to instances in which Seller fails to deliver the IRS Form W-9 pursuant to Section 2.02(g), Buyer shall use commercially reasonable efforts to provide Seller with written notice of its intent to deduct and withhold pursuant to this Section 1.09 at least three (3) days before deducting and withholding from any consideration otherwise payable to Seller pursuant to this Agreement and shall reasonably cooperate with Seller to mitigate or eliminate any such deduction and withholding to the maximum extent permitted by applicable Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
CLOSING

Section 2.01 Closing. The closing of the Transactions (“Closing”) shall take place via electronic (including pdf, DocuSign or otherwise) exchange of documents (or exchange of wet-ink originals to the extent required for appropriate filings in property records or with Governmental Authorities) at 10:00 a.m., Mountain Time (or such other time as agreed by the Parties), on the Execution Date. The date on which the Closing occurs is also referred to herein as the “Closing Date.” Ownership and possession of the Acquired Assets shall be transferred from Seller to Buyer at the Closing, provided, however, that the Closing shall be deemed to be effective as of 12:01 a.m., Central Time, on the Closing Date (the “Effective Time”), and the financial benefits and burdens with respect to the Acquired Assets shall be transferred effective as of the Effective Time.

Section 2.02 Seller’s Closing Deliveries. At the Closing, Seller shall deliver the following to Buyer:

(a) an assignment, conveyance and bill of sale of the Acquired Assets duly executed by Seller, in the form attached to this Agreement as Exhibit B (the “Assignment”), excepting and reserving unto Seller the Excluded Assets together with such other separate instruments of sale, transfer or assignment as Buyer reasonably requests;

(b) an assignment and assumption agreement, duly executed by Seller, in the form attached to this Agreement as Exhibit C, pursuant to which Buyer shall assume the Assumed Liabilities (the “Assumption Agreement”);

(c) subject to Section 5.10 and to the extent deliverable at Closing, appropriate forms to transfer or reissue the Government Land Use Authorizations, duly executed by Seller, in the form attached to this Agreement as Exhibit D, in sufficient counterparts to facilitate filing with the applicable Governmental Authorities (the “Government Land Use Authorization Forms”);

(d) a Special Warranty Deed, duly executed and acknowledged by Seller, in recordable form, conveying to Buyer fee simple title to the Fee Acres, subject only to Permitted Liens, in the form attached to this Agreement as Exhibit F (the “Special Warranty Deed”);

(e) a certificate of an officer of Seller certifying: (i) that attached thereto are true and complete copies of all resolutions of the board or other governing authority of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that such resolutions are in full force and effect; and (ii) the names, titles and signatures of the officers of Seller authorized to sign this Agreement;

(f) (i) payoff letters evidencing the discharge or payment in full of the Indebtedness and each holder of such Indebtedness, each as identified on Section 2.02(h) of the Disclosure Schedules, in each case duly executed by each holder of such Indebtedness, and (ii) termination and releases of all deeds of trust, mortgages and Liens binding on the Acquired Assets that secure any Indebtedness of Seller or its Affiliates, including any and all termination statements on Form UCC-3, or other appropriate releases, which when filed will release and satisfy any and all Liens relating to such Indebtedness (including release of all Liens on the Acquired Assets under the Credit Facility, including a termination statement on Form UCC-3 related to such Liens), together with proper authority to file such terminations, termination statements or other releases at and following the Closing;

(g) a properly completed and duly executed IRS Form W-9 from Seller (or, if Seller is treated as an entity disregarded as separate for U.S. federal income tax purposes, such regarded Tax owner), dated not more than thirty (30) days prior to the Closing Date;

(h) copies of all Consents that have been obtained from counterparties to the Material Agreements, Governmental Authorities and other third parties in connection with the consummation of the Transactions;

(i) the Title Affidavits (if applicable);

(j) subject to Section 5.01 and to the extent deliverable at Closing, notices of assignment and letters in lieu with respect to the Acquired Assets, in such form as reasonably requested by Buyer, duly executed by Seller; and

(k) all other instruments, agreements, certificates and documents required to be delivered by Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as are reasonably necessary to consummate the Transactions and have been reasonably requested by Buyer prior to the Closing.

Section 2.03 Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) to each holder of Indebtedness identified on Section 2.02(h) of the Disclosure Schedules, an amount in cash set forth opposite such Person’s name to the account or accounts designated by such Person by wire transfer of immediately available funds;

(b) to Seller, the Adjusted Purchase Price determined in accordance with Section 1.04(a) at the Closing (after deducting the aggregate amount, if any, paid pursuant to Section 2.03(a)), by wire transfer of immediately available funds to the account(s) designated by Seller;

(c) the Assumption Agreement, duly executed by Buyer;

(d) to the extent deliverable at Closing, the Government Land Use Authorization Forms, duly executed by Buyer;

(e) a certificate of an officer of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the manager or other governing authority of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that such resolutions are in full force and effect and (ii) the names, titles and signatures of the officers of Buyer authorized to sign this Agreement;

(f) subject to Section 5.01 and to the extent deliverable at Closing, notices of assignment and letters in lieu with respect to the Acquired Assets, in such form as reasonably requested by Buyer, duly executed by Buyer; and

(g) all other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Seller has reasonably requested prior to the Closing.

Section 2.04 Risk of Loss. If prior to the Closing, all or any material portion of the Acquired Assets is damaged or destroyed by fire, flood, earthquake, or other casualty, or is taken or threatened to be taken by condemnation or the exercise of any power of eminent domain (“Casualty Loss”), then (a) if the loss as a result of such Casualty Loss exceeds $500,000, then Buyer shall elect either to (i) require Seller to cause such Acquired Assets to be repaired or restored as promptly as reasonably practicable (which work may extend after the Closing, but not later than thirty (30) days following the Closing) to at least the condition prior to the applicable Casualty Loss at Seller’s sole cost (and without an adjustment to the Purchase Price), (ii) reduce the Purchase Price by an amount equal to the reduction in value of the affected Acquired Assets resulting from such Casualty Loss (as agreed by the Parties or, failing agreement, as determined in accordance with the dispute resolution procedures in Section 1.04), or (iii) in lieu of all or a portion of the reduction under clause (a)(ii), require Seller to assign and transfer to Buyer all of Seller’s right, title and interest in and to any insurance proceeds or condemnation awards payable with respect to such Casualty Loss (net of any costs of collection and any amounts applied to repair or restore the Acquired Assets prior to Closing), and (b) if the loss as a result of such Casualty Loss is equal to or less than $500,000, then the Purchase Price shall be reduced by an amount equal to the reduction in value of the affected Acquired Assets resulting from such Casualty Loss (as agreed by the Parties or, failing agreement, as determined in accordance with the dispute resolution procedures in Section 1.04). Except to the extent Buyer elects to receive an assignment under clause (a)(iii), Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable casualty or taking, except to the extent the Parties otherwise agree in writing.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer that, except as may be set forth in the Disclosure Schedules, the statements contained in this Article III are true and correct as of the Closing Date. Notwithstanding anything to the contrary in this Article III, except with respect to Section 3.01 (Organization and Authority of Seller), Section 3.02 (No Conflicts or Consents), Section 3.03 (Financial Statements), Section 3.11 (Taxes), Section 3.12 (Brokers) and Section 3.17 (No Intrepid Breaches), the representations and warranties of Seller set forth in this Article III are made solely with respect to the period commencing on the Intrepid Closing Date through and concluding upon the Closing Date (the “Seller Ownership Period”), and Seller makes no representation or warranty with respect to any period prior to the Seller Ownership Period.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Seller has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the Transactions have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the Transactions, do not and will not: (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Seller; (c) except as set forth in Section 3.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any Material Agreement; or (d) except as set forth in Section 3.02 of the Disclosure Schedules, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority; except, in the cases of clauses (b) and (c), where the violation, conflict, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect on Seller’s ability to consummate the Transactions, and, in the case of clause (d), where the failure to obtain such consent, permit, Governmental Order, filing or notice, in the aggregate, would not have a Material Adverse Effect on Seller’s ability to consummate the Transactions.

Section 3.03 Financial Statements. Section 3.03 of the Disclosure Schedules contains true, correct and complete copies of the unaudited statements of income of the Business for the period from the Intrepid Closing Date through the most recent month-end preceding the Execution Date (the “Financial Statements”). Except as set forth therein, the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (subject to normal and recurring year-end adjustments and the absence of footnotes), and fairly present in all material respects the financial condition and results of operations of the Business as of the dates and for the periods indicated.

Section 3.04 [Intentionally Deleted.]

Section 3.05 Material Agreements.

(a) Section 3.05(a) of the Disclosure Schedules lists each of the following contracts and other agreements that Seller is a party to or that are binding on the Acquired Assets (collectively, the “Material Agreements”):

(i) each active purchase, sales, transportation or other contract that generated revenues, or resulted in aggregate payments by Seller or Intrepid, in either case, in excess of $250,000 during 2025;

(ii) any contract relating to Indebtedness in excess of $250,000 pursuant to which any portion of such Indebtedness will burden the Acquired Assets following Closing;

(iii) each contract that includes rights of first refusal, noncompetition or non-solicitation clauses relating to the Acquired Assets;

(iv) each contract between (A) Intrepid, on the one hand, and (B) any Affiliate of Intrepid, on the other hand;

(v) each contract between (A) Seller, on the one hand, and (B) any Affiliate of Seller, on the other hand; and

(vi) the Intrepid APA.

(b) Except as set forth on Section 3.05(b) of the Disclosure Schedules, each Material Agreement represents the legal, valid, and binding obligation of Seller, enforceable by it in all material respects in accordance with its terms against each other party thereto, except as the enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in breach of (and to the Knowledge of Seller no other party to any Material Agreement is in breach of), any Material Agreement. Complete and accurate copies of all Material Agreements (including any and all amendments or supplements thereto) have been provided by Seller to Buyer prior to the Closing Date.

Section 3.06 Title to Assets. Except as set forth on Section 3.06 of the Disclosure Schedules, Seller has possession of and good, valid and marketable title to, or a valid enforceable leasehold or license interest in, all of its material personal property (other than personal property sold or otherwise disposed of in the Ordinary Course of Business) constituting Acquired Assets, free and clear of all Liens, other than Permitted Liens.

Section 3.07 Legal Proceedings. Except as set forth on Section 3.07 of the Disclosure Schedules, there have been no Proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller relating to Seller’s ownership or operation of the Acquired Assets.

Section 3.08 Compliance with Laws. Except as set forth in Section 3.08 of the Disclosure Schedules, (a) Seller has been in material compliance with all Laws applicable to its ownership or operation of the Acquired Assets and (b) to Seller’s Knowledge, Intrepid has been in material compliance with all Laws applicable to its ownership or operation of the Acquired Assets.

Section 3.09 Environmental Matters. Except as set forth in Section 3.09 of the Disclosure Schedules:

(a) Seller and its Business conducted regarding or otherwise related to the Acquired Assets have materially complied with, are in material compliance with, and have no material Liability under, Environmental Laws, Permits or with respect to Hazardous Substances;

(b) Seller has not treated, disposed of or released Hazardous Substances on the Properties in material quantities or material concentrations that could reasonably be expected to require remediation by Seller pursuant to Environmental Laws;

(c) Seller has not received any written notice from any Governmental Authority alleging any material violation of Environmental Laws with respect to the Properties that has not been remediated;

(d) Seller has not entered into, nor is Seller a party to, any consent order, consent decree, settlement agreement, administrative order, or other written agreement with any Governmental Authority under any Environmental Law that (i) imposes or could reasonably be expected to impose any material obligation, liability, or cost on Buyer or the Acquired Assets after the Closing Date, or (ii) requires any material remediation, investigation, monitoring, or other environmental work to be performed on or in connection with the Acquired Assets after the Closing Date;

(e) there have been no pending or threatened (in writing) material Proceedings against Seller or the Properties arising under any Environmental Laws; and

(f) Seller has made available to Buyer true and complete copies of all Phase I environmental site assessments and other material environmental reports and assessments relating to the Properties that are in Seller’s possession or control.

The representations and warranties set forth in this Section 3.09 are Seller’s sole and exclusive representations or warranties regarding Environmental Laws and Hazardous Substances.

Section 3.10 Employment Matters. Seller has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees employed by Seller with respect to its Business conducted regarding or otherwise related to the Acquired Assets. The representations and warranties set forth in this Section 3.10 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.11 Taxes.

(a) Seller has duly and properly filed in a timely manner with the relevant Governmental Authorities all income and other material Tax Returns relating to Seller, its Business and the Acquired Assets required by Law to be filed, including estimated Tax Returns and other information returns and reports. Each such Tax Return has been prepared in material compliance with all Laws and is complete, true and correct in all material respects. All material Taxes due and owing by Seller with respect to the Business and the Acquired Assets (whether or not shown on any Tax Return) have been timely paid, including all Production Taxes that have become due and payable with respect to the Acquired Assets (whether or not such Taxes are reflected on a Tax Return);

(b) All Taxes required to be withheld, collected or deposited by Seller with respect to the Acquired Assets and the conduct of its Business have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

(c) Seller has not been granted or requested any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes of Seller with respect to the Acquired Assets or its Business;

(d) No Acquired Asset is subject to any Tax holiday or Tax incentive or grant in any jurisdiction;

(e) Seller has not requested any extension of time within which to file any Tax Returns with respect to the Acquired Assets, except for automatic extensions of time to file any Tax Return not requiring the consent of any Governmental Authority. Seller has not executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection, payment or other imposition of any Tax with respect to the Acquired Assets;

(f) None of the Acquired Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in a partnership for Tax purposes or an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (or any corresponding or similar provision of state Law);

(g) Neither Seller nor its Affiliates have received written notice of any pending claim against Seller or its Affiliates (which remains outstanding) from any Governmental Authority for assessment of Taxes with respect to the Acquired Assets, and to Seller’s Knowledge, no such claim has been threatened. There are no Proceedings relating to any Production Taxes or any Taxes of Seller or its Affiliates with any Governmental Authority that have been commenced or are currently pending (which remain outstanding);

(h) There are no Liens currently existing, pending or threatened with respect to any of the Acquired Assets that have arisen as a result of any failure to pay Taxes, other than Permitted Liens; and

(i) No Governmental Authority has ever asserted a claim that Seller or its Affiliates are subject to taxation with respect to the Acquired Assets in a jurisdiction in which Seller or its Affiliates, as applicable, are not filing Tax Returns.

Section 3.12 Brokers. Except as set forth on Section 3.12 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

Section 3.13 Water Rights. Section 3.13 of the Disclosure Schedules sets forth a true, correct, and complete list of all Water Rights included in the Acquired Assets, including the permit or license number, source, priority date, quantity, type of use, and place of use for each Water Right.

(a) Seller owns or holds valid legal title to each Water Right listed on Section 3.13 of the Disclosure Schedules, free and clear of all Liens other than Permitted Liens.

(b) All Water Rights are in good standing, and in full force and effect, with the New Mexico Office of the State Engineer and all other applicable Governmental Authorities.

(c) To Seller’s Knowledge, no Water Right is subject to any pending or threatened forfeiture, abandonment, relinquishment, or curtailment proceeding.

(d) The Water Rights are transferable to Buyer, and no consent or approval of any Governmental Authority is required for such transfer other than routine administrative filings with the New Mexico Office of the State Engineer.

(e) Except as set forth on Section 3.13(e) of the Disclosure Schedules, the quantities of water represented by the Water Rights have been put to beneficial use within the applicable time periods required under applicable Law, and no Water Right has been forfeited or abandoned due to non-use.

(f) Seller has not received any written notice from any Governmental Authority or third party challenging, disputing, or otherwise adversely affecting any Water Right.

Section 3.14 Real Property. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired such Fee Acres, and copies of all material title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such Fee Acres. Section 3.14 of the Disclosure Schedules sets forth (y) a true, correct, and complete list of all Fee Acres included in the Acquired Assets, including the legal description and county of each parcel, and (z) a true, correct, and complete list of all surface leases and other leasehold interests in real property included in the Acquired Assets (“Surface Leases”). To Seller’s Knowledge:

(a) There is no pending or threatened material condemnation, eminent domain, or similar proceeding affecting any of the Properties or any portion thereof.

(b) There are no outstanding options, rights of first offer, or rights of first refusal to purchase any of the Properties or any portion thereof or interest therein, other than as set forth in Section 3.14(b) of the Disclosure Schedules.

(c) All improvements located on the Properties have been constructed in material compliance with all applicable Laws and Permits and are in material compliance with all applicable zoning, building, and land use Laws.

(d) Each Surface Lease to which Seller is a party or by which Seller is bound is valid and binding on Seller and each other party thereto, and is in full force and effect.

Section 3.15 Permits. Section 3.15 of the Disclosure Schedules sets forth a true, correct, and complete list of all material Permits held by Seller that are necessary for or used in the ownership or operation of the Acquired Assets or the conduct of the Business as currently conducted, including the issuing Governmental Authority, permit number, and expiration date (if any) for each Permit.

(a) Seller holds all Permits listed on Section 3.15 of the Disclosure Schedules, and each such Permit is valid and in full force and effect and is in material compliance with all terms and conditions of each Permit.

(b) Seller has not received (nor to the Knowledge of Seller has Intrepid received) any written notice from any Governmental Authority regarding: (i) any actual or alleged violation of, or failure to comply with, any Permit; (ii) any revocation, withdrawal, suspension, cancellation, termination, or modification of any Permit; or (iii) any proceeding relating to any of the foregoing.

(c) Except as set forth on Section 3.15(c) of the Disclosure Schedules, all Permits are transferable to Buyer, and no consent or approval of any Governmental Authority is required for such transfer other than routine administrative filings.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true, correct, and complete list of all material insurance policies maintained by Seller with respect to the Acquired Assets or the Business, including the insurer, policy number, coverage amounts, deductibles, and expiration date for each policy. All such insurance policies are in full force and effect, and all premiums due and payable thereunder have been paid in full. Seller has not received any written notice of cancellation or non-renewal of any such insurance policy.

Section 3.17 No Intrepid Breaches. To Seller’s Knowledge (except as disclosed on Sections 3.05(a), 3.05(b), 3.08 or 3.15 of the Disclosure Schedules), (a) there exists no fact, event or circumstance that would cause or result in any representation or warranty made by Intrepid to Seller under the Intrepid APA to be untrue or incorrect in any material respect as of the Closing Date, and (b) no material environmental condition exists with respect to the Acquired Assets that arose prior to the Intrepid Closing Date that has not been disclosed in the environmental reports made available to Buyer pursuant to Section 3.09(f).

Section 3.18 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the

Disclosure Schedules) and the Transaction Documents, neither Seller nor any of its Representatives has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller or the Acquired Assets furnished or made available to Buyer (including any information, documents or material delivered to Buyer or made available to Buyer in Seller’s virtual data room maintained on behalf of Seller for purposes of this Agreement, or any management presentations made in expectation of the Transactions) or as to the future revenue, profitability or success of Seller or the Acquired Assets, or any representation or warranty arising from statute or otherwise in law.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Closing Date.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Buyer has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the Transactions have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the Transactions, do not and will not: (a) violate or conflict with any provision of the Organizational Documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which Buyer is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority; except, in the cases of clauses (b) and (c), where the violation, conflict, acceleration or failure to obtain consent or give notice would not have a material adverse effect on Buyer’s ability to consummate the Transactions and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice would not, in the aggregate, have a material adverse effect on Buyer’s ability to consummate the Transactions.

Section 4.03 Brokers. Except as set forth in Section 4.03 of the Disclosure Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.04 Sufficient Funds; Solvency; Financial Capacity.

(a) Buyer has at Closing sufficient cash on hand or other sources of immediately available funds to enable it to pay Seller the Purchase Price and consummate the Transactions. Immediately after giving effect to the Transactions, Buyer shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on Buyer’s business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.05 Legal Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 4.06 Independent Investigation; No Reliance; Release. Buyer has conducted its own independent investigation, review and analysis of Seller and the Acquired Assets, and acknowledges that Buyer has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules); (b) neither Seller nor any of its Representatives has made any representation or warranty as to Seller, the Acquired Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) or the Transaction Documents; (c) neither Seller nor any of its Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or Buyer’s use of, or reliance on, any information, documents, projections, forecasts, business plans, budgets, estimates or other materials (written or oral) made available to Buyer in any data room, management presentation, functional presentation, due diligence discussion, response to any question submitted by or on behalf of Buyer, or in any other form in connection with the Transactions, except to the extent such information is expressly included in the representations and warranties of Seller set forth in Article III (including the related portions of the Disclosure Schedules); (d) Buyer is not relying upon, and hereby expressly disclaims any reliance upon, any statement, representation or warranty (express or implied) made by or on behalf of Seller, except for the representations and warranties of Seller expressly set forth in Article III (including the related portions of the Disclosure Schedules) and the Transaction Documents; (e) Buyer has had the opportunity to conduct such inspections, investigations, tests, studies, and analyses of the Acquired Assets (including the Fee Acres and all other real property) as Buyer deemed necessary or appropriate, and Buyer is satisfied with the results thereof; and (f) Buyer is an experienced and sophisticated purchaser of assets similar to the Acquired Assets and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of acquiring the Acquired Assets pursuant to this Agreement. Notwithstanding anything to the contrary in this Section 4.06, none of the acknowledgements, disclaimers, releases or waivers set forth in this Section 4.06 shall apply to, limit, or waive any claim or remedy of Buyer against Seller arising out of or relating to fraud.

Article V
COVENANTS

Section 5.01 Further Assurances; Cooperation. Subject to the terms and conditions hereof, each of the Parties shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party may reasonably request (at such requesting Party’s expense) to effect or consummate the Transactions. Seller shall reasonably cooperate after the Closing to execute and deliver all forms, affidavits and instruments reasonably required to record and perfect transfers of the Water Rights with the New Mexico Office of the State Engineer and any other applicable Governmental Authorities, including providing historical use information in Seller’s possession to support beneficial use and priority (provided that Buyer shall bear any Third Party costs or fees in connection with such delivery and recording). Seller shall not challenge or protest Buyer’s change-of-use or transfer filings for Water Rights filed after the Closing.

Section 5.02 Hydrosource Names. Buyer acknowledges that, as between the Parties, the Hydrosource Names are and shall remain the property of Seller and its respective Affiliates and that nothing in this Agreement shall transfer, or shall operate as an agreement to transfer, any right, title or interest in the Hydrosource Names to Buyer or any Affiliate of Buyer. Without limiting the immediately following sentence, Seller is not granting Buyer a license to use, and neither Buyer nor any of its Affiliates shall have any right, title or interest in or to, the Hydrosource Names after the Closing. Notwithstanding the foregoing, Seller hereby grants to Buyer a limited transition trademark license to the Hydrosource Names solely for use with respect to the Acquired Assets while Buyer transitions from using the Hydrosource Names after the Closing as set forth herein. Buyer agrees that: (a) as soon as reasonably practicable following the Closing, but in any event no later than thirty (30) days following the Closing Date or the expiration of any transition services (as applicable), Buyer shall, and shall cause all of its applicable Affiliates to, cease to use any existing stationery, bin labels, purchase order, invoice, receipt or other similar document containing any reference to the Hydrosource Names or only use such stationery, purchase order, invoice, receipt or other similar document after having deleted, painted over, pasted over or placed a sticker over such references; (b) as soon as reasonably practicable following the Closing, and in any event no later than thirty (30) days after the Closing Date or the expiration of any transition services (as applicable), Buyer and its Affiliates shall remove the Hydrosource Names from all premises, signs, vehicles, and other property constituting any Acquired Assets or other assets owned or held by Buyer; and (c) following the Closing Date, no brochures, leaflets or similar documents and no packaging containing any reference to the Hydrosource Names shall be printed, ordered or produced by or on behalf of Buyer or any of its Affiliates and, with respect to existing brochures, leaflets or similar documents and packaging containing a reference to the Hydrosource Names, Buyer shall use its commercially reasonable efforts to ensure that, as soon as reasonably practicable following the Closing, but in no event later than thirty (30) days following the Closing Date or the expiration of any transition services (as applicable), such references are deleted, pasted over or a sticker is put over such references, or such documents and packaging are no longer used by Buyer and its Affiliates. Buyer agrees that neither it nor any of its Affiliates shall acquire any rights whatsoever in the Hydrosource Names by virtue of their use of the Hydrosource Names during this transition period, and that all use of the Hydrosource Names during this transition period shall inure solely to the benefit of Seller and its Affiliates. Any and all use of the Hydrosource Names pursuant to said transition trademark license shall be in accordance with the manner in which such Hydrosource Names were used in its business in the twelve (12) months prior to the Closing Date, and subject to any quality control or such related guidelines or other instructions as in effect as of the Closing Date.

Section 5.03 Books and Records.

(a) Retention. For a period of six (6) years after the Closing, Buyer shall retain the Books and Records in a manner reasonably consistent with the prior practices of Seller. From and after the Closing, Buyer and its Affiliates shall make or cause to be made available to Seller and its authorized Representatives, upon reasonable notice and at Seller’s cost and expense, any or all of the Books and Records in Buyer’s or its Affiliates’ possession during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (ii) preparing reports to Governmental Authorities, or (iii) such other purposes for which access to such documents is determined by Seller to be reasonably necessary.

(b) Limitations. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to provide access or information to Seller, its Affiliates or its Representatives to the extent Buyer or Seller is prohibited from providing information that is (i) protected by attorney-client privilege or (ii) subject to a confidentiality or other restriction pursuant to a contract with a third party or applicable Law.

Section 5.04 Press Release and Announcements; Confidentiality.

(a) Public Disclosures. No Party shall issue or cause the publication of any press release, public announcement or disclosure of, or otherwise communicate with any news media in respect of, this Agreement, the Transaction Documents, or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or nationally recognized stock exchange rules, in which case the Party required to publish such press release or make such public announcement or disclosure shall allow the other Party a reasonable opportunity to comment on such press release, public announcement or disclosure in advance of such publication or disclosure, to the extent practicable.

(b) Confidentiality Agreement. Buyer acknowledges that, following the Closing, that certain confidentiality agreement by and between EagleRock Land, LLC, a Texas limited liability company, and Seller, dated as of June 16, 2026 (the “Confidentiality Agreement”), shall remain in full force and effect pursuant to its terms. Each Party agrees that the information being provided to it in connection with the Transactions (including the terms of the Transaction Documents and the contents of the Disclosure Schedules) will remain subject to the terms of the Confidentiality Agreement. Effective upon the Closing, Buyer shall not be bound by the Confidentiality Agreement with respect to information relating solely to the Acquired Assets; provided, however, that each Party agrees that any and all other information provided to it or any of its Affiliates, or any of their respective representatives, by another Party to this

Agreement or any of its Affiliates, or any of their respective representatives, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing, and each Party shall otherwise comply with the Confidentiality Agreement in accordance with its terms.

(c) Equitable Remedies. The Parties agree that serious and irreparable damage would occur in the event that any of the provisions of this Section 5.04 were not performed by a Party in accordance with their specific terms or were otherwise breached by another Party, as applicable, and therefore money damages would not be an adequate remedy for any such breach. It is accordingly agreed that the Parties shall be entitled to seek and obtain specific performance or injunctive relief in order to enforce, or prevent any violations of the provisions of this Section 5.04. No Party shall object to the granting of any such injunctive relief, specific performance or other equitable relief with respect to a breach of this Section 5.04 on the basis that there exists an adequate remedy at law. Each Party further agrees to waive any requirement for the proof of irreparable damages or for the posting of any bond or other security in connection with the obtaining of such injunctive or other equitable relief.

Section 5.05 Reserved.

Section 5.06 Insurance. Seller maintains a mix of insurance coverage for all property and liability risks. Buyer acknowledges that (a) Seller may, on or after the Closing Date, terminate or modify such insurance policies and programs maintained by Seller or any of its respective Affiliates and (b) in any event, the Acquired Assets will no longer be covered under Seller’s policies and programs with respect to events after the Effective Time, and no claims may be brought against any policy of Seller or its Affiliates by Buyer or any of its Affiliates in respect of the Acquired Assets relating to events that occur after Closing. Buyer acknowledges and agrees that (i) Buyer will have to obtain replacement coverage under commercial property and liability insurance policies or otherwise (including coverage as Buyer deems appropriate for the operation of the Acquired Assets) at Buyer’s sole expense and (ii) Buyer will affirmatively assume responsibility for all claims related to the Acquired Assets occurring after the Closing Date. For the avoidance of doubt, Seller shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, except to the extent any such policies or programs apply to any liabilities of Buyer or any of its Affiliates.

Section 5.07 Permits; Guarantees. Buyer shall provide all notices and otherwise take all actions reasonably required to transfer or reissue any Permits that are required on or after the Closing Date to be transferred or reissued, including those required under Environmental Laws, as a result of or in furtherance of the Transactions. Seller shall use commercially reasonable efforts to cooperate with Buyer in respect thereof, including to provide information necessary to apply for such Permits. Upon (or prior to Closing) Buyer shall have replaced all of Seller’s guarantees, collateral agreements, financial commitments and similar undertakings securing obligations related to the Business or Acquired Assets (“Guarantees”) set forth on Section 5.07 of the Disclosure Schedules with Guarantees of Buyer or its Affiliates. Buyer shall use its commercially reasonable efforts after the Closing to ensure that the Seller Guarantees are released and the replacement Buyer Guarantees related to the Business and Acquired Assets and the underlying obligations are the sole responsibility of Buyer and its Affiliates.

Section 5.08 Existing Title Policy; Survey. Seller is the named insured under an existing owner’s policy of title insurance for the Fee Acres issued by the Title Company (the “Existing Title Policy”). At Closing, Seller shall assign and transfer to Buyer all of Seller’s right, title and interest in and to the Existing Title Policy. To the extent the Existing Title Policy is not assignable by its terms, Seller shall use commercially reasonable efforts to obtain the consent of the Title Company to such assignment and, until such consent is obtained, shall hold the Existing Title Policy for the benefit of Buyer and, at Buyer’s direction and expense, pursue and enforce any claim thereunder for the benefit of Buyer and remit to Buyer any proceeds recovered. Buyer may, at its sole option and expense, (a) obtain a new owner’s policy of title insurance for the Fee Acres from the Title Company or another title insurance company of Buyer’s choosing, and/or (b) obtain a new ALTA/NSPS survey of the Fee Acres (the “Survey”) made by a registered professional land surveyor acceptable to such title company, and any other surveys reasonably necessary to confirm legal descriptions, boundaries, access, and location of improvements, easements, encroachments, and rights-of-way. Seller shall reasonably cooperate with Buyer in connection with Buyer’s efforts to obtain any such new title insurance policy, including by executing customary owner’s affidavits and gap indemnities and delivering information reasonably required by the applicable title company for issuance of such policy (collectively, the “Title Affidavits”).

Section 5.09 Remittance of Intrepid Indemnity Recoveries. From and after the Closing, Seller shall use commercially reasonable efforts (and, with respect to any Intrepid Covered Matter that is the subject of an indemnification claim by Buyer under Article VIII, reasonable best efforts) to assist Buyer in its pursuit, assertion and enforcement of all indemnification, warranty, title, and other claims and remedies available to Buyer (as successor-in-interest) against Intrepid under the Intrepid APA to the extent relating to the Acquired Assets. Seller shall promptly (and in any event within ten (10) Business Days of receipt) pay and remit to Buyer any and all amounts, proceeds, or other recoveries that Seller or any of its Affiliates has recovered or hereafter recovers from Intrepid (whether by indemnification, settlement, judgment, or otherwise) under or in connection with the Intrepid APA to the extent relating to the Acquired Assets or Assumed Liabilities (and, in connection with Revenues, to the extent attributable to periods from and after the Effective Time), net of any reasonable out-of-pocket costs of collection and any Taxes payable by Seller in respect thereof. Seller represents that it has not released, waived, assigned (other than to Buyer), or otherwise compromised any such claim against Intrepid, and Seller shall not, without Buyer’s prior written consent, release, waive, settle, or compromise any such claim in a manner that would reduce the amounts recoverable for the benefit of Buyer.

Section 5.10 Government Land Use Authorization Forms. To the extent any Government Land Use Authorization Forms cannot be executed at the Closing due to pending approval by the Bureau of Land Management or the State of New Mexico, as applicable, Seller shall, promptly upon receipt of such approval(s), duly execute and deliver to Buyer the remaining Government Land Use Authorization Forms.

Section 5.11 Financial Statement Cooperation. From and after the Execution Date until the date on which EagleRock Land, LLC (“EagleRock”) files its Annual Report on Form 10-K for the fiscal year ended December 31, 2027 (the “Cooperation Period”), in the event EagleRock is required (including, for the avoidance of doubt, in the Current Reports on Form 8-K to be filed in connection with the Closing and in any registration statement or proxy statement) to separately include financial information, including pro forma financial statements, associated with the Business in documents filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or as customarily included in offering documentation for private or public offerings of debt or equity securities, Seller agrees to use commercially reasonable efforts to make available to Buyer and its Representatives during normal business hours, as promptly as practicable following the reasonable request of Buyer, any and all books, records, documents, financial data, work papers, ledgers and any other relevant information regarding the Business that are in Seller’s or its Affiliates’ possession or control, that are necessary to permit Buyer and its Representatives to prepare such financial information, including pro forma financial statements, in connection with such filings or offerings. During the Cooperation Period, upon Buyer’s reasonable request for the same, (a) Seller shall, and shall cause its Affiliates and Representatives to use commercially reasonable efforts to, (i) cooperate with Buyer and its Representatives (A) in Buyer’s and its Representatives’ preparation of such financial information, including pro forma financial statements, (B) in connection with responding to any comments from the SEC concerning such financial information, including pro forma financial statements, and (C) in connection with the preparation of any SEC filings or offering documentation, as necessary, and (ii) provide customary consents and comfort letters as Buyer or its Affiliates may reasonably request in connection with such filing or offering documentation and (b) Seller shall use commercially reasonable efforts to cause Intrepid to, and have Intrepid instruct its Affiliates and Representatives to, provide customary consents and comfort letters as Buyer or its Affiliates may reasonably request in connection with such filing or offering documentation. Buyer shall be solely responsible for any costs or expenses associated with this Section 5.11. Notwithstanding anything to the contrary, the access to be provided to Buyer shall not interfere with Seller’s or any of its Affiliates’ ability to prepare their own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that it reasonably believes, upon the advice of counsel, would result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege. Buyer shall indemnify and hold harmless Seller from and against any and all Losses suffered or incurred by it in connection with the obligations under this Section 5.11, except for those suffered or incurred as a result of (i) the gross negligence, bad faith, willful misconduct or fraud of Seller or its Affiliates or their respective Representatives, (ii) information provided by or on behalf of Seller relating to the Seller Ownership Period that is materially inaccurate or (iii) information provided by or on behalf of Seller relating to the period prior to the Intrepid Closing Date that Seller had Knowledge was materially inaccurate at the time of delivery.

Article VI
TAX MATTERS

Section 6.01 Transfer Taxes. All Transfer Taxes shall be borne and paid by Buyer when due. The Party required by applicable Law to file any Tax Return in respect of such Transfer Taxes shall be responsible for the timely filing of all such Tax Returns and payment of such Transfer Taxes. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 6.02 Tax Treatment. For U.S. federal income tax purposes (and for state and local Tax purposes where applicable), each Party intends to treat the purchase and sale of the

Acquired Assets pursuant to this Agreement as a sale of the Acquired Assets (subject to the Assumed Liabilities) to Buyer in exchange for the Purchase Price (and any liabilities of Seller and any other amounts required to be treated as part of the consideration for U.S. federal income tax purposes). Except as otherwise required by applicable Law, each Party agrees that (a) it will, and will cause its Affiliates to, report and file all applicable Tax Returns in all respects and for all purposes consistent with the treatment set forth in this Section 6.02, and (b) it will not, and will not permit its Affiliates to, take any position for applicable Tax purposes (whether in any Tax Proceeding or otherwise) that is inconsistent with the treatment set forth in this Section 6.02.

Section 6.03 Purchase Price Allocation. Each Party agrees that the Purchase Price (together with any liabilities of Seller and any other amounts required to be treated as part of the consideration for U.S. federal income tax purposes) shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable U.S. federal income tax Law, in a manner consistent with the Allocated Values and the methodology set forth on Exhibit E (the “Allocation Methodology”). Any adjustments to the Purchase Price, or to any liabilities or other items treated as part of the consideration for U.S. federal income tax purposes, shall be allocated in a manner consistent with the Allocation Methodology. On or before the date that is sixty (60) days after the final determination of the Final Purchase Price, Buyer shall deliver to Seller a proposed schedule (the “Allocation Schedule”) setting forth the allocation of the Final Purchase Price among the Acquired Assets in accordance with the Allocation Methodology. Seller shall have thirty (30) days following receipt of the proposed Allocation Schedule to review and provide written comments thereto. If Seller does not provide written comments, Buyer’s draft Allocation Schedule shall become final and binding on the Parties. If Seller provides written comments, the Parties shall negotiate in good faith to resolve any disagreements within fifteen (15) days thereafter. If the Parties are unable to agree, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith. Except as otherwise required by applicable Law, to the extent the Parties are able to agree on a final Allocation Schedule, each Party agrees that (a) it will, and will cause its Affiliates to, report and file all applicable Tax Returns in all respects and for all purposes consistent with the final Allocation Schedule, and (b) it will not, and will not permit its Affiliates to, take any position for applicable Tax purposes (whether in any Tax Proceeding, Tax Return or otherwise) that is inconsistent with the final Allocation Schedule; provided, however, none of the Parties shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax Proceedings in connection with such allocated amount.

Section 6.04 Cooperation on Tax Matters. Each Party shall, and shall cause its Affiliates to, cooperate fully and as to the extent reasonably requested by another Party, in connection with the preparation or filing of Tax Returns of or with respect to the Acquired Assets or any Proceeding in respect of Taxes imposed on or with respect to the Acquired Assets. Such cooperation shall include the retention and (upon the other Party’s request) provision of records and information which are reasonably relevant to any such Tax Return or Proceeding and making employees, advisors, or other Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller, on the one hand, and Buyer, on the other, shall use commercially reasonable efforts to, and to cause their respective Affiliates to, retain all books and records with respect to Tax matters pertinent to the Acquired Assets (including, for the avoidance of doubt, related to any Production Taxes) for any Tax period beginning on or before the Effective Time until the expiration of the relevant statute of limitations of the taxable period, and to abide by all record retention agreements entered into with any Governmental Authority. Seller further agrees, upon Buyer’s request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or the Acquired Assets (including, but not limited to, with respect to the Transactions).

Section 6.05 Tax Contests. Buyer shall give prompt written notice to Seller if Buyer or any of its Affiliates receives any communication or notice of any Tax Proceeding with respect to any Taxes or Tax Returns for which Seller may reasonably be expected to provide indemnification pursuant to this Agreement (a “Tax Contest”). Seller shall have the right to control and defend (at its sole cost and expense) any Tax Contest with respect to any Pre-Effective Time Flow-Through Tax Return or for any Tax period ending on or before the Effective Time (a “Pre-Effective Time Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that, with respect to any Other Tax Return, Buyer shall control such Tax Contest; provided, however, that Seller shall have the option, at Seller’s cost and expense, to assume control, in lieu of Buyer, of any Tax Contest related to any taxable period ending prior to the Effective Time. Seller may exercise such option by providing written notice to Buyer within fifteen (15) Business Days of receiving notice of such a Tax Contest from Buyer; provided, however, if Seller exercises such option or elects to control a Pre-Effective Time Tax Contest, Seller shall (i) keep Buyer reasonably informed of the progress of such Tax Contest, (ii) permit Buyer (or Buyer’s counsel) to participate, at Buyer’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, with respect to any Tax Contest that could reasonably be expected to result in Losses to Buyer in excess of $100,000 (a “Material Tax Contest”), Seller shall (i) consult with Buyer in good faith prior to taking any material action in such Material Tax Contest, (ii) provide Buyer with copies of all material written communications with the applicable Governmental Authority within five (5) Business Days of receipt or delivery thereof, and (iii) not settle, compromise, or consent to the entry of any judgment with respect to such Material Tax Contest without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 6.06 Certain Post-Effective Time Tax Actions. Without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer shall not, and shall cause its Affiliates to not, (a) amend, supplement, modify, or re-file any Tax Return of Seller for any Pre-Effective Time Tax Period, (b) grant an extension of or waive any applicable statute of limitations with respect to any Tax Return of Seller for any Pre-Effective Time Tax Period, (c) make, change, or rescind any Tax election with respect to Seller that affects or impacts any Taxes or Tax Return of Seller for any Pre-Effective Time Tax Period, (d) file any voluntary disclosure agreement with, participate in any arrangement similar to a voluntary disclosure agreement with, or voluntarily approach any Governmental Authority regarding any failure to pay Taxes or file Tax Returns of Seller for any Pre-Effective Time Tax Period, (e) file a Tax Return of Seller for any Pre-Effective Time Tax Period in any jurisdiction where such type of Tax Return (e.g., a sales Tax Return or an income Tax Return) has not been historically filed by Seller (unless Seller initially established the applicable Tax nexus beginning on or after January 1, 2026), or (f) take any action after the Closing Date outside of the ordinary course of business, in the case of each of the foregoing clauses, to the extent that any such action could (i) affect or impact the calculation of the Purchase Price or (ii) affect or impact the Tax liabilities of Seller (or any direct or indirect owner of Seller), including as a result of Seller being required to provide indemnification pursuant to this Agreement. Notwithstanding the foregoing, the restrictions in this Section 6.06 shall not apply to any action taken by Buyer that (A) is required by applicable Law, (B) is taken in the ordinary course of business and does not materially and adversely affect Seller’s Tax liabilities or indemnification obligations pursuant to this Agreement, or (C) results solely from a change in applicable Tax Law enacted after the Closing Date.

Section 6.07 Allocations of Production Taxes in Straddle Period.

(a) On or before the Closing Date, Seller shall deliver to Buyer copies of the relevant documents concerning assessment and collection of Production Taxes. Production Taxes shall be divided or allocated between Seller and Buyer as of the Effective Time. Seller shall be allocated and bear all Production Taxes attributable to (A) any Pre-Effective Time Tax Period and (B) the portion of any Straddle Period ending immediately prior to the Effective Time (determined in accordance with Section 6.07(b)), and Buyer shall be allocated and bear all Production Taxes attributable to (x) any Tax period (or portion thereof) from and after the Effective Time and (y) the portion of any Straddle Period from and after the Effective Time (as determined in accordance with Section 6.07(b)).

(b) For purposes of determining the allocations described in Section 6.07(a):

(i) In the case of Production Taxes that are ad valorem, property or other Production Taxes imposed on a periodic basis relating to a Straddle Period, the portion of any such Production Taxes that is attributable to the portion of such Straddle Period ending immediately prior to the Effective Time shall be deemed to be the amount of such Production Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending at and including the Effective Time and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of the preceding sentence, the period for such ad valorem, property or other Production Taxes shall begin on the date on which ownership of the applicable Acquired Asset gives rise to liability for such Tax and shall end on the day before the next such date.

(ii) All Production Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Production Taxes described in clause (i) above) shall be allocated to the period in which the transaction giving rise to such Production Taxes occurred.

(c) To the extent there is an addition to any Production Tax (including, for the avoidance of doubt, any penalties, interest or other additions) resulting from Seller’s failure to timely or accurately file Tax Returns or pay Production Taxes that are due and payable, and that are not being contested in good faith, prior to the Closing Date, such additional Production Tax shall be treated as allocable to the Tax period ending immediately prior to the Effective Time. To the extent the actual amount of a Production Tax is not known at the time an adjustment is to be made with respect to such Production Tax pursuant to Section 1.03(b), Section 1.03(c) or Section 1.04, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Production Tax for purposes of such adjustment. To the extent the actual amount of a Production Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 1.04, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Production Tax that is allocable to such Party under this Section 6.07. Notwithstanding the foregoing, any Transaction Tax Deductions that are determined to be deductible in a Straddle Period shall be allocated to the Pre-Effective Time Tax Period portion of such Straddle Period.

Section 6.08 Tax Returns for Production Taxes.

(a) Seller Prepared Tax Returns. Seller shall be responsible for the preparation and timely filing of all Tax Returns required to be filed with respect to Production Taxes that are due on or prior to the Closing Date and shall pay to the applicable Governmental Authority any Production Taxes due and owing with respect to such Tax Return.

(b) Buyer Prepared Tax Returns. Buyer shall prepare and timely file (taking into account any valid extensions), or cause to be prepared and timely filed (taking into account any valid extensions), any Tax Return with respect to Production Taxes attributable to a Pre-Effective Time Tax Period or Straddle Period (other than such Tax Returns actually filed in accordance with Section 6.08(a)), in each case, that is required to be filed after the Closing Date (“Buyer Prepared Returns”). Such Buyer Prepared Returns shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices of Seller (except as required by applicable Law). Not less than ten (10) days prior to the due date (taking into account any valid extensions) for each such Buyer Prepared Return (or such shorter period of time as is reasonable and necessary under the circumstances) for which Seller has a reimbursement obligation, Buyer shall provide Seller with a draft copy of such Buyer Prepared Return, together with all supporting documentation and workpapers, for Seller’s review and reasonable comment, and Buyer shall incorporate and include any reasonable comments in such Tax Return that is filed with the applicable Governmental Authority that are provided by Seller to Buyer in writing at least five (5) days prior to the due date for filing such Tax Return.

(c) The Parties agree that (i) this Section 6.08 is intended to solely address the timing and manner in which certain Tax Returns relating to Production Taxes are filed and the Production Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 6.08 shall be interpreted as altering the manner in which Production Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 6.08).

Section 6.09 Transaction Tax Deductions. Notwithstanding anything contained in this Agreement to the contrary, any Transaction Tax Deductions of Seller shall be deducted in a Pre-Effective Time Tax Period to the extent such deductions are permitted by applicable Tax Laws, and to the extent available under applicable Tax Laws, the safe harbor election set forth in IRS Rev. Proc. 2011-29 shall be made to determine the amount of “success fees” that are deductible by Seller.

Section 6.10 Refunds. Any refunds of Pre-Effective Time Taxes (whether in cash or as a credit against or offset to any Taxes in lieu of a cash Tax refund) received by Buyer, or any of its Affiliates (in the case of any Straddle Period, determined in the manner set forth in Section 6.07), including any interest received thereon, net of any reasonable out-of-pocket costs or Taxes payable by Buyer associated with obtaining such refund, shall be paid by Buyer to Seller within ten (10) days of receipt by Buyer, or any of its Affiliates, solely to the extent not previously accounted for and paid pursuant to Section 1.03(b). Any refunds of Taxes for any Tax period (or portion thereof) beginning after the Effective Time (whether in cash or as a credit against or offset to any Taxes in lieu of a cash Tax refund) received by Seller, or any of its Affiliates (in the case of any Straddle Period, determined in the manner set forth in Section 6.07), including any interest received thereon, net of any reasonable out-of-pocket costs or Taxes payable by Seller associated with obtaining such refund, shall be paid by Seller to Buyer within ten (10) days of receipt by Seller, or any of its Affiliates, solely to the extent not previously accounted for and paid pursuant to Section 1.03(c).

Article VII
TITLE AND ENVIRONMENTAL MATTERS

Section 7.01 Environmental Acknowledgments. WITHOUT LIMITING BUYER’S REMEDIES WITH RESPECT TO A BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES IN Article III, OR ANY REMEDIES OF BUYER UNDER Article VIII, BUYER HEREBY ACKNOWLEDGES AND AGREES AS FOLLOWS: (A) BUYER HAS ENTERED INTO THIS AGREEMENT ON THE BASIS OF BUYER’S OWN INVESTIGATION OF THE CONDITION OF THE PROPERTIES, INCLUDING SURFACE AND SUBSURFACE CONDITIONS; (B) BUYER ACKNOWLEDGES THAT THE LAND HAS BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE CERTAIN NATURAL RESOURCES, AND FOR THE DISPOSAL OF PRODUCED WATER, AND THAT SPILLS OF PRODUCED WATER, WASTES, HAZARDOUS SUBSTANCES, AND OTHER MATERIALS MAY HAVE OCCURRED THEREON, AND PHYSICAL CHANGES TO THE PROPERTIES MAY HAVE OCCURRED AS A RESULT OF SUCH USE; (C) (1) LOW LEVELS OF NATURALLY OCCURRING RADIOACTIVE MATERIAL MAY BE PRESENT AT SOME LOCATIONS, (2) NATURALLY OCCURRING RADIOACTIVE MATERIAL IS A NATURAL PHENOMENON ASSOCIATED WITH SIMILAR PROPERTIES IN THE U.S. AND THROUGHOUT THE WORLD, AND (3) BUYER WILL MAKE ITS OWN DETERMINATION ON THIS MATTER; AND (D) EXCEPT AS SPECIFICALLY PROVIDED ELSEWHERE IN THIS AGREEMENT, UPON CLOSING, BUYER SHALL, AND DOES HEREBY, ASSUME THE RISK THAT THE PROPERTIES MAY CONTAIN WASTES OR CONTAMINANTS AND THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF WASTES OR CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION.

Section 7.02 AS-IS, WHERE-IS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE COVENANTS OF TITLE CONTAINED IN THE SPECIAL WARRANTY DEED, (A) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER WITH RESPECT TO THE ACQUIRED ASSETS, INCLUDING (1) TITLE TO ANY OF THE ACQUIRED ASSETS, (2) THE CONTENTS, CHARACTER OR NATURE OF

ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ACQUIRED ASSETS, (3) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS OR OTHER SUBSTANCES IN OR FROM THE ACQUIRED ASSETS, (4) ANY ESTIMATES OF THE VALUE OF THE ACQUIRED ASSETS OR FUTURE REVENUES GENERATED BY THE ACQUIRED ASSETS, (5) THE PRODUCTION OF HYDROCARBONS OR OTHER SUBSTANCES FROM THE ACQUIRED ASSETS, (6) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ACQUIRED ASSETS, (7) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ACQUIRED ASSETS, (8) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (9) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; AND (B) BUYER SHALL ACCEPT ALL OF THE ACQUIRED ASSETS, INCLUDING THE FEE ACRES AND ALL OTHER REAL PROPERTY INTERESTS INCLUDED IN THE ACQUIRED ASSETS, AT THE CLOSING “AS IS, WHERE IS, AND WITH ALL FAULTS,” AND BUYER ASSUMES ALL RISK AND LIABILITY WITH RESPECT TO THE CONDITION OF THE ACQUIRED ASSETS (INCLUDING THE PRESENCE OF ANY HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS). The provisions of this Section 7.02 shall survive the Closing and shall not merge into the Special Warranty Deed or any other document delivered at Closing.

Article VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement: (a) each Fundamental Representation shall survive the Closing until the expiration of the applicable statute of limitations; (b) each Intrepid-Related Representation shall survive the Closing until the expiration of the applicable survival period (if any) under the Intrepid APA; (c) each of the representations and warranties (or portion thereof) of the Parties that do not constitute Fundamental Representations or Intrepid-Related Representations shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; and (d) the covenants or other agreements contained in this Agreement which by their terms specifically contemplate performance at and after the Closing Date shall survive Closing until fully performed.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of (i) the Fundamental Representations of Seller contained in Article III of this Agreement, (ii) the Intrepid-Related Representations and/or

(iii) the representations and warranties (or portions thereof) of Seller contained in Article III of this Agreement that do not constitute Fundamental Representations of Seller or Intrepid-Related Representations;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) all Seller Taxes (taking into account, and without duplication of, such Production Taxes effectively borne by Seller as a result of (i)the payments made by Seller pursuant to Section 1.03(b)(ii) and (ii)any payments made from one Party to the other in respect of Production Taxes pursuant to Section 6.07); or

(d) any Excluded Liabilities.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

(a) any inaccuracy in or breach of any of (i) the Fundamental Representations of Buyer contained in Article IV of this Agreement, and/or (ii) the representations and warranties (or portions thereof) of Buyer contained in Article IV of this Agreement that do not constitute Fundamental Representations of Buyer;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liabilities.

Section 8.04 Limitations.

(a) De Minimis; Deductible.

(i) Seller shall have no obligation under Section 8.02(a)(iii) (subject to Section 8.04(a)(iv)): (A) if the Losses associated with any individual claim, or series of related claims, are less than $100,000 (the “De Minimis Claim Amount”), it being understood that no such individual claims for amounts less than the De Minimis Claim Amount shall be taken into account in determining whether the Deductible has been exceeded and thereafter; and (B) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by Buyer in respect of claims that exceed the De Minimis Claim Amount exceeds $1,000,000 (the “Deductible”) in the aggregate, and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article VIII.

(ii) Buyer shall have no obligation under Section 8.03(a)(ii) (subject to Section 8.04(a)(iv)): (A) if the Losses associated with any individual claim, or series of related claims, are less than the De Minimis Claim Amount, it being understood that no such individual claims for amounts less than the De Minimis Claim Amount shall be taken into account in determining whether the Deductible has been exceeded and thereafter; and (B) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by Seller in respect of claims that exceed the De Minimis Claim Amount exceeds the Deductible in the aggregate, and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article VIII.

(iii) Seller shall have no obligation under Section 8.02(a)(ii) (subject to Section 8.04(a)(iv)) if Buyer is in breach of Section 8.10.

(iv) The limitations set forth in Section 8.04(a)(i) and Section 8.04(a)(ii) shall not apply (and shall not limit the indemnification or other obligations of Seller or Buyer, as the case may be) to (A) inaccuracies in or breaches of any of the Fundamental Representations, (B) claims arising from fraud, or (C) any indemnification obligations of Seller pursuant to Section 8.02(b), Section 8.02(c), and Section 8.02(d).

(b) Liability Cap for Breaches of Representations and Warranties.

(i) Seller’s obligations under Section 8.02(a)(iii) (subject to Section 8.04(c)) shall not, in the aggregate, exceed an amount equal to ten percent (10%) of the unadjusted Purchase Price (the “Cap”), subject to the other terms of this Article VIII.

(ii) Buyer’s obligations under Section 8.03(a)(ii) (subject to Section 8.04(c)) shall not, in the aggregate, exceed an amount equal to the Cap, subject to the other terms of this Article VIII.

(c) Overall Liability Cap. The limitations set forth in Section 8.04(b)(i) and Section 8.04(b)(ii) shall not apply (and shall not limit the indemnification or other obligations of Seller or Buyer, as the case may be) to inaccuracies in or breaches of any of the Fundamental Representations or to any indemnification obligations of Seller pursuant to Section 8.02(b) and Section 8.02(c); provided, however, that in no event will the total cumulative amount of Losses for which Seller, on the one hand, or Buyer, on the other hand, may be liable under this Article VIII exceed the unadjusted Purchase Price.

(d) Insurance. The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts recovered by a Party under insurance policies or other collateral sources with respect to such Losses. The indemnified Party (the “Indemnitee”) shall use its commercially reasonable efforts to pursue such insurance policies or collateral sources, and in the event such Indemnitee receives any recovery, the amount of such recovery shall be applied first, to refund any payments made by the indemnitor Party (including the insurer) (the “Indemnitor”) in respect of indemnification claims pursuant to this Article VIII which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to the Indemnitee.

Section 8.05 Other Limitations. Notwithstanding anything to the contrary contained in this Agreement: (a) no Indemnitor shall be liable for any special, consequential, indirect, exemplary, or punitive damages, diminution of value, damages based on any type of multiple, or for any lost profits of any Indemnitee (except to the extent any of the foregoing constitute direct damages of the applicable Indemnitee and except with respect to any damages recovered or recoverable by a Third Party for which indemnification is sought pursuant to this Agreement); (b)

the computation of the Losses pursuant to this Article VIII shall be made after deducting therefrom any payment payable to the Indemnitee from any Third Party with respect thereto; (c) to avoid double recovery, in no event shall any Indemnitee be entitled to be indemnified more than once for the same item of Loss; and (d) any amount recovered by an Indemnitee from Third Parties with respect to Losses which have already been indemnified by an Indemnitor shall be promptly paid over by the Indemnitee to the Indemnitor pursuant to this Agreement.

Section 8.06 Defense of Third Party Claims.

(a) Indemnitor Defense. In the event of the assertion or commencement by any Person, other than a Party, of any claim or Proceeding (whether against Seller, Buyer or any other Person) with respect to which (i) Seller or (ii) Buyer, as the case may be, may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article VIII (a “Third Party Claim”), the Indemnitor shall have the right, at its election, to assume the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Indemnitee unless: (A) the Response Notice fails to specify that the Indemnitor desires to assume control of the defense of such Third Party Claim; (B) the Indemnitor has failed or is failing to reasonably prosecute or defend such Third Party Claim; or (C) the Third Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnitee (other than equitable relief that is ancillary to a claim for monetary damages). If the Indemnitor so proceeds with the defense of any such Third Party Claim:

(iii) subject to the other provisions of this Article VIII, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Indemnitor;

(iv) the Indemnitee shall make available to the Indemnitor any documents and materials in the Indemnitee’s possession or control that may be necessary to the defense of such Third Party Claim; provided, however, that any confidential or privileged materials shall not be disclosed by the Indemnitee other than as needed for such defense, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnitee with respect to such information;

(v) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim; and

(vi) the Indemnitor may not settle, adjust or compromise such Third Party Claim without the consent of the Indemnitee (it being understood that if the Indemnitor requests that the Indemnitee consent to a settlement, adjustment or compromise, the Indemnitee shall not unreasonably withhold, condition or delay such consent); provided, however, that no such consent shall be required if: (A) there is no finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnitee or the creation of any financial or other obligation on the part of the Indemnitee; (B) each Indemnitee that is a party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim, without prejudice; and (C) as a result of such settlement, adjustment or compromise, no injunctive or other equitable relief will be imposed against the Indemnitee.

(b) Indemnitee Defense. If the Indemnitor does not elect or is not entitled to proceed with the defense of any such Third Party Claim, the Indemnitee shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, conditioned or delayed). An Indemnitee shall give the Indemnitor prompt notice of the commencement of any such Third Party Claim against the Indemnitee; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor under this Article VIII (except to the extent such failure prejudices the defense of such Third Party Claim or the Indemnitor otherwise forfeits any rights by reason of such failure).

Section 8.07 Indemnification Claim Procedure.

(a) Notice of Claim. If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Losses for which it is or may be entitled to be held harmless or indemnified under this Article VIII, such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the applicable Indemnitor. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification under this Article VIII; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Losses that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) Dispute Period. During the twenty (20)-day period commencing upon delivery by an Indemnitee to the applicable Indemnitor of a Notice of Claim (the “Dispute Period”), the Indemnitor may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnitor asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If no Response Notice is delivered prior to the expiration of the Dispute Period, then the Indemnitor shall be deemed to have disputed all or any part of the Claimed Amount and the entire Claimed Amount shall constitute a Contested Amount.

(c) Payment of Full Amount. If the Indemnitor delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee, then, within ten (10) Business

Days following the receipt of such Response Notice by the Indemnitee, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the full Claimed Amount.

(d) Contested Amount. If the Indemnitor delivers a Response Notice during the Dispute Period indicating that there is a Contested Amount or the Indemnitor does not deliver a Response Notice during the Dispute Period, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnitor resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor. Within ten (10) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the Stipulated Amount.

(e) Resolution of Dispute. In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and the applicable Indemnitor, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee) that remains unresolved after application of the terms of this Section 8.07, such dispute shall be settled in accordance with Section 9.08 of this Agreement.

Section 8.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Tax Law.

Section 8.09 Exclusive Remedies. The Parties acknowledge and agree that from and after the Closing, except for the right to enforce specific performance of this Agreement and/or any rights and remedies with respect to fraud, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or any of the Transaction Documents, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates arising under or based upon any Law, except (a) pursuant to the indemnification provisions set forth in this Article VIII, (b) the right to enforce specific performance of this Agreement and/or (c) any rights and remedies with respect to fraud. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled under this Agreement, or any claim or remedy against any Person arising out of or relating to fraud.

Section 8.10 Primary Recourse to Intrepid. Notwithstanding any other provision of this Agreement, with respect to any indemnification claim that Buyer may have against Seller under this Article VIII for any matter that (a) relates to any act, omission, condition, circumstance, event or occurrence that arose, occurred, or existed prior to the Intrepid Closing Date, or (b) is covered by (or could reasonably be the subject of) an indemnification claim by Seller (or its assigns) against Intrepid under the Intrepid APA (any such matter, an “Intrepid Covered Matter”), the following shall apply: (i) Buyer shall have no right to seek indemnification from

Seller under this Article VIII for any Losses arising out of or relating to any Intrepid Covered Matter unless and until Buyer (or Seller on Buyer’s behalf, with Buyer’s cooperation as set forth below) has first exhausted all commercially reasonable remedies against Intrepid under the Intrepid APA with respect to such Intrepid Covered Matter including, where appropriate, initiate litigation or dispute resolution against Intrepid and diligently pursue such litigation to resolution; (ii) Seller shall have no liability to Buyer under this Article VIII for any Intrepid Covered Matter to the extent such Intrepid Covered Matter is covered by any indemnification, warranty, representation, or other remedy available to Seller (or its assigns) against Intrepid under the Intrepid APA (provided that the foregoing shall not limit or excuse Seller of any liability under this Agreement for any of Seller’s representations, warranties or covenants herein); and (iii) if Buyer has an indemnification claim against Seller for any Intrepid Covered Matter for which Seller has a corresponding indemnification or breach of representation or warranty claim against Intrepid under the Intrepid APA, then Seller shall have no liability to Buyer under this Article VIII with respect to such Intrepid Covered Matter; provided, however, that Seller shall promptly remit to Buyer any amounts actually recovered from Intrepid in respect of such Intrepid Covered Matter in accordance with Section 5.09. Seller shall reasonably cooperate with Buyer, at Buyer’s request and expense, in pursuing any claims against Intrepid under the Intrepid APA that may be relevant to any indemnification claim by Buyer under this Article VIII, including by providing information, documentation, and access to relevant personnel as reasonably requested by Seller. For the avoidance of doubt, the limitations set forth in this Section 8.10 are in addition to, and not in lieu of, the other limitations on Seller’s indemnification obligations set forth in this Article VIII. Notwithstanding anything to the contrary in this Agreement, Buyer’s assumption of clause (e) of Assumed Liabilities shall not be deemed to waive, release, or limit any indemnification claim that Buyer may have or pursue against Intrepid under the Intrepid APA with respect to any Environmental Liabilities or Environmental Claims arising out of or relating to environmental conditions affecting the Acquired Assets that arose, occurred, or existed prior to the Intrepid Closing Date.

Article IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, the Transaction Documents, and the Transactions, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the Transactions are consummated. Notwithstanding anything to the contrary in this Agreement, Buyer shall pay and be solely responsible for (a) all filing fees payable under the HSR Act, if any, and (b) all costs and expenses associated with title commitments, title examinations, title insurance policies, title searches, surveys, recording fees, filing fees, and escrow fees incurred in connection with the Closing.

Section 9.02 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a

PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller: Hydrosource Logistics, LLC
413 Veterans Airpark Lane, Suite 200
Midland, Texas 79705
Attention: Dale Redman, Manager
Email: [***]

with copies (which

shall not constitute

notice) to: Jackson Walker LLP
1900 Broadway, Suite 1200
San Antonio, Texas 78215
Attention: Reagan M. Marble
Email: RMarble@jw.com

If to Buyer: EagleRock Land Operating, LLC
9655 Katy Freeway, Suite 375
Houston, TX 77024
Attention: Bobby Hunt
Email: [***]

with a copy (which

shall not constitute

notice) to: Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Bryan Edward Loocke; Scott D. Rubinsky
Email: bloocke@velaw.com; srubinsky@velaw.com

Each Party irrevocably consents to the service of process in the manner provided for notices in this Section 9.02, and agrees that nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 9.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.05 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, any Exhibits, Schedules or Annexes, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, transfer, convey or delegate its rights or obligations hereunder without the prior written consent of the other Party, and any purported assignment, transfer, conveyance or delegation that was not consented to in writing by the other Party prior to such purported assignment, transfer, conveyance or delegation shall be null and void ab initio. No assignment, transfer, conveyance or delegation shall relieve the assigning Party of any of its obligations hereunder.

Section 9.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a) Governing Law. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New Mexico without giving effect to any choice or conflict of law provision or rule (whether of the State of New Mexico or any other jurisdiction).

(b) Submission to Jurisdiction. Any Proceeding arising out of or related to this Agreement or the Transactions may be instituted in the federal courts of the United States of America in the State of New Mexico, or the courts of the State of New Mexico located in Lea County, New Mexico, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding. Service of any process, summons, notice or document by mail to such Party’s address set forth above shall be effective service of process for any Proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding in such courts and irrevocably and unconditionally waive and agree not to plead or claim that any such Proceeding has been brought in an inconvenient forum.

(c) The Parties agree that a dispute under this Agreement may raise issues that are common with the Intrepid APA and/or one or more of the other documents executed by the Parties in connection herewith or therewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related Proceeding, dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Proceeding or dispute under this Agreement may elect in writing within thirty (30) days after the initiation of a new Proceeding or dispute to refer such new dispute for resolution by the applicable court together with any existing Proceeding or dispute arising under this Agreement, the Intrepid APA or other documents executed by the Parties in connection herewith or therewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Proceeding or dispute with the existing Proceeding or dispute within sixty (60) days of receipt of written request, then the new Proceeding or dispute shall not be consolidated, and the resolution of the new Proceeding or dispute shall proceed separately.

(d) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, ANNEXES AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (1) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (2) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (3) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (4) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e) Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including, without limitation, each Party’s obligation to consummate the Transactions, subject to the terms and conditions in this Agreement), and that the Parties shall be entitled to obtain an injunction, specific performance of the terms hereof, or other equitable relief, in addition to any other remedy to which they are entitled at law or in equity, without proof of damages or inadequacy of any remedy at law. The Parties acknowledge that the right to seek specific enforcement is an integral part of the Transactions and without that right, the Parties would not have entered into this Agreement. Each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy and agrees to waive any requirement to post any bond in connection with obtaining such relief.

Section 9.09 Attorney-Client Privilege and Conflict Waiver. Jackson Walker LLP (“JW”) has represented Seller and certain of its Affiliates. All of the Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Parties agree that (a) Buyer shall not seek to have JW disqualified from representing Seller and its respective Affiliates in connection with any dispute that may arise between Seller or its respective Affiliates and Buyer in connection with this Agreement or the Transactions and (b) in connection with any dispute that may arise between Seller or its respective Affiliates, on the one hand, and Buyer, on the other hand.

Section 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Hydrosource Logistics, LLC

By: /s/ David Gregory Mabee

Name: David Gregory Mabee

Title: President

BUYER:

EagleRock Land Operating, LLC

By: /s/ Greg Pipkin Jr.

Name: Greg Pipkin Jr.

Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Annex I
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Acquired Assets” has the definition set forth in the Recitals.

“Acquired Agreements” means the Leases, Rights-of-Way, Permits related to the Properties, the Intrepid APA, Existing Title Policy (to the extent such policy is assignable) and all contracts, agreements or instruments pursuant to which Seller holds an interest in the Properties and all other agreements listed under the heading “Acquired Agreements” on Exhibit A, but excluding in all cases the Excluded Assets.

“Action” means any demand, action, complaint, claim, counterclaim, charge, grievance, review, suit, mediation, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, regulatory or appellate proceeding), hearing, inquiry, information request or audit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Adjusted Purchase Price” has the definition set forth in Section 1.03.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, Seller and its respective employees, officers, directors, managers and members, on the one hand, and Buyer and its respective employees, officers, directors, managers and members, on the other hand, are not, and shall not be considered for purposes of this Agreement, “Affiliates”.

“Agreed Amount” has the definition set forth in Section 8.07(b).

“Agreement” has the definition set forth in the Preamble.

“Allocated Value” and “Allocated Values” has the definition set forth in Section 1.03(e).

“Allocation Methodology” has the definition set forth in Section 6.03.

“Allocation Schedule” has the definition set forth in Section 6.03.

“Assignment” has the definition set forth in Section 2.02(a).

“Assumed Liabilities” means the following, in each case, subject to the representations, warranties and covenants of Seller set forth herein: (a) any Liability or obligation of any nature related to the Acquired Assets (including, without limitation, under the Acquired Agreements), whatsoever arising, or relating to events occurring, on and after the Effective Time, whether legal

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or equitable, or matured or contingent, including, without limitation, all express and implied covenants, duties, obligations and liabilities attributable thereto; (b) any Environmental Liabilities; (c) all Property Costs and other costs which are for the account of Buyer pursuant to Section 1.03; (d) all Burdens that accrue after the Effective Time; (e) the condition of the Properties at the Effective Time (including all obligations to restore the surface of the Properties, and to comply with, or to bring the Properties into compliance with the terms of the Leases, including conducting any remediation activities, investigations, feasibility studies, and other clean-up activities which may be required); (f) all Title Defects; and (g) all Environmental Defects with respect to the Acquired Assets.

“Assumption Agreement” has the meaning set forth in Section 2.02(b).

“Books and Records” means all books and records primarily related to the Acquired Assets, including: (a) title abstracts, title opinions, ownership reports, leases, assignments, contracts, rights of way, surveys, maps, plats and related correspondence; (b) files, logs, and operations, engineering and maintenance records; (c) joint interest billing, lease operating expense, division of interest and accounting records; (d) the Production Taxes; and (e) all seismic, geological and geophysical data and information (but only to the extent not subject to Third Party contractual restrictions on disclosure or transfer, following Seller’s commercially reasonable efforts to obtain waivers thereof); but, in all cases, specifically excluding the records and files primarily related to the Excluded Assets.

“Burdens” means all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens to which the Properties are subject.

“Business” means the business conducted by Seller on the Fee Acres and Federal Lease Acres on the South Ranch, involving the sale of various oilfield related products and services, including water, brine, surface use and right-of-way agreements, a produced water royalty agreement, and caliche.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New Mexico or a federal holiday in the United States of America.

“Buyer” has the definition set forth in the Preamble.

“Buyer Prepared Returns” has the definition set forth in Section 6.08(b).

“Cap” has the definition set forth in Section 8.04(b)(i).

“Casualty Loss” has the definition set forth in Section 2.04.

“Claimed Amount” has the definition set forth in Section 8.07(a).

“Closing” has the definition set forth in Section 2.01.

“Closing Date” has the definition set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Confidentiality Agreement” has the definition set forth in Section 5.04(b).

“Consents” means consents from Third Parties or Governmental Authorities that Seller is required to obtain to consummate the Transactions.

“Contested Amount” has the definition set forth in Section 8.07(b).

“Cooperation Period” has the definition set forth in Section 5.11.

“Credit Facility” means that certain credit agreement by and among TCW Asset Management Company, LLC, as Agent, Seller, as Borrower, and the other parties thereto, as amended from time to time.

“De Minimis Claim Amount” has the definition set forth in Section 8.04(a)(i).

“Deductible” has the definition set forth in Section 8.04(a)(i).

“Disclosure Schedules” means the Disclosure Schedules attached to this Agreement and delivered by Seller concurrently with the execution and delivery of this Agreement, which are incorporated by reference herein.

“Dispute Notice” has the definition set forth in Section 1.04(b).

“Dispute Period” has the definition set forth in Section 8.07(b).

“Dollars” and “$” means the lawful currency of the United States of America.

“EagleRock” has the definition set forth in Section 5.11.

“Effective Time” has the definition set forth in Section 2.01.

“Environmental Claims” means any third party (including any Governmental Authorities, employees or other private parties) Action, Governmental Order, notice, claim, demand, proceeding, suit, complaint or investigation alleging any actual or potential liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) under or violation of any Environmental Law or Permit required thereunder, or the presence of, Release of, or exposure to, any Hazardous Substances.

“Environmental Law” means any applicable Law relating to the protection of human health and safety (to the extent arising out of exposure to Hazardous Substances), worker health and safety, environment, natural resources, or their protection, or the use, storage, recycling, treatment, generation, handling, management, transportation, disposal or Release of Hazardous Substances, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq.,

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the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Safe Drinking Water Act, the Hazardous & Solid Waste Amendments Act of 1984, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes (each federal, state and local statute and ordinance as amended), and any regulations promulgated pursuant thereto.

“Environmental Defect” means (a) any contamination or condition including those resulting from any discharge, release, disposal, production, storage, treatment, or any other activities in, on, under, from or related to the Property, or the migration or transportation from other lands to the Property, or from the Property to other lands, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances which causes any Property (or Seller with respect to such Property) to not be in compliance with any Environmental Law and (b) with respect to any Property (or the operation of any Property), the existence of any environmental pollution, contamination, degradation, damage or injury which is not otherwise authorized by permit or Environmental Law and for which investigative, remedial or corrective action is required under Environmental Law or any common law.

“Environmental Liabilities” means Liabilities arising out of or resulting from any Environmental Claims against Buyer, Seller or any of their respective Affiliates (and including Liabilities resulting from the defense against such Environmental Claim) related to the Acquired Assets.

“Excluded Assets” means:

(a) all corporate, financial, Tax and legal records of Seller that relate exclusively to Seller or to Seller’s business generally (but excluding such portions of financial, Tax or legal records that relate to the Acquired Assets);

(b) all information technology assets, consisting of desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, and computer software that were not included in the assets and properties purchased under the Intrepid APA;

(c) all data described on Schedule EA that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties;

(d) the Credit Facility and any and all Indebtedness, agreements, documents, instruments delivered pursuant to or securing any obligations thereunder;

(e) any Indebtedness of Seller or any of its Affiliates; and

(f) all trade credits, accounts receivable, and revenues attributable to the period prior to the Effective Time (other than the Intrepid Final Settlement Amount, which is subject to adjustment under Section 1.03(c)(iii)).

“Excluded Liabilities” means any Liability or obligation of any nature of Seller related to the Acquired Assets or the Business whatsoever arising, or relating to events occurring, during the

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Seller Ownership Period, whether legal or equitable, or matured or contingent, but excluding the Assumed Liabilities.

“Execution Date” has the definition set forth in the Preamble.

“Existing Title Policy” has the meaning set forth in Section 5.08.

“Federal Lease Acres” has the definition set forth in the Recitals.

“Fee Acres” has the definition set forth in the Recitals.

“Final Purchase Price” has the definition set forth in Section 1.04(c).

“Final Settlement Statement” has the definition set forth in Section 1.04(b).

“Financial Statements” has the definition set forth in Section 3.03.

“Fundamental Representations” means, with respect to Seller, the representations and warranties set forth in Sections 3.01 (Organization and Authority of Seller), 3.02(a) (No Conflicts), 3.11 (Taxes) and 3.12 (Brokers), and, with respect to Buyer, the representations and warranties set forth in Sections 4.01 (Organization and Authority of Buyer), 4.02(a) (No Conflicts) and 4.03 (Brokers) of this Agreement.

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied on an accrual basis.

“Governmental Authority” means any federal, foreign, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Government Land Use Authorizations” means all Acquired Agreements issued by any Governmental Authority authorizing the use, occupancy, access to, or operation on or across public lands.

“Government Land Use Authorization Forms” has the definition set forth in Section 2.02(c).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantees” has the definition set forth in Section 5.07.

“Hazardous Substances” means any chemicals, materials or substances defined, classified, included, or otherwise characterized as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” “radioactive” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, mercury, radon, hazardous waste, mold, and urea formaldehyde insulation.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrosource Names” means any Trademark consisting of or including the word “Hydrosource”.

“Income Tax Return” means any Tax Return for Income Taxes.

“Income Taxes” means any income, franchise, gross receipts, or similar Taxes, including any withholding Taxes attributable to any such Taxes that are imposed on or payable by a Person in connection with a direct or indirect owner of such Person or any pass-through entity Taxes imposed on or payable by a Person with respect to a direct or indirect owner of such Person, but for the avoidance of doubt, excluding any sales, use, transfer, stamp, registration, documentary, recording, value added or similar Taxes.

“Indebtedness” means all obligations of Seller to any Person (a) for any indebtedness for borrowed money or evidenced by bonds, notes, debentures or other similar contracts, (b) for any indebtedness or obligation secured by any Lien on property owned by Seller whether or not the indebtedness secured has been assumed by Seller, (c) relating to any financing lease arrangements, (d) under any letters of credit, performance bonds, surety agreements or similar instruments (to the extent drawn), (e) in respect of any deferred consideration of property or services (excluding trade payables incurred in the Ordinary Course of Business), (f) for any net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements payable upon termination thereof, and (g) for any guarantee of any Liabilities of any other Person of a type described in any of clauses (a) through (f) above.

“Indemnitee” has the definition set forth in Section 8.04(d).

“Indemnitor” has the definition set forth in Section 8.04(d).

“Independent Accountant” has the definition set forth in Section 1.04(c).

“Intrepid” has the definition set forth in the Recitals.

“Intrepid APA” has the definition set forth in the Recitals.

“Intrepid Closing Date” means April 1, 2026, being the date of consummation of the transactions contemplated by the Intrepid APA.

“Intrepid Consent” has the definition set forth in the Recitals.

“Intrepid Covered Matter” has the definition set forth in Section 8.10.

“Intrepid Final Settlement Amount” means the net amount shown as owing by Intrepid to Seller, in its capacity as buyer under the Intrepid APA, pursuant to Section 1.04(e) of the Intrepid APA in the “Final Settlement Statement” (as defined in the Intrepid APA), which as of the Execution Date is expected to be in the amount set forth in Schedule 1.03(c)(iii) for the matters further described in Schedule 1.03(c)(iii).

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“Intrepid-Related Representations” means the representations and warranties of Seller set forth in Section 3.17 (No Intrepid Breaches).

“Intrepid Retained Assets” has the definition set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as to Buyer means the actual knowledge of Gregory Pipkin, Neal Shah, Tim Jurco for periods from and after May 15, 2026, and Robert Hunt, and as to Seller means the actual knowledge of Dale Redman, David Gregory Mabee, Elo Peter Omavuezi and Tim Jurco for periods prior to May 15, 2026.

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree or other legal requirement of a Governmental Authority.

“Leases” means all of Seller’s leases related to the Acquired Assets including those described in Exhibit A to this Agreement together with all of Seller’s right, title and interest in and to any (a) sublease or other leasehold, working, operating, operating-rights, royalties, overriding royalties, production payments, mineral fee, carried, options, net revenue, net profit, force-pooled, non-consent and reversionary interests and any other rights and (b) any and all other rights, titles and interests of Seller in and to the lands covered by such leases.

“Liabilities” means any obligation, commitment or other liability of a Person (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, fixed, liquidated or unliquidated, matured or unmatured, or otherwise, or whether due or to become due, and regardless of when asserted) and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Lien(s)” means any charges, pledges, options, reversionary rights, mortgages, deeds of trust, hypothecations, security interests, liens (statutory or other), attachment, right of way, encroachments, easements, servitudes, preferential arrangements or preemptive rights, rights of first refusal, and other encumbrances or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any attribute of ownership, but excluding in all cases, any of the foregoing that constitute Permitted Liens.

“Loss” or “Losses” means any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, Liabilities, Taxes, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation to defend of any kind or nature whatsoever.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the Business, Acquired Assets or the assets, properties, operations or financial condition of Seller, taken as a whole, or that materially and adversely affects the ability of Seller to consummate the Transactions, but shall exclude any circumstance, change, or effect resulting or arising from: (a) any change in general economic conditions (including any change in prices for natural gas or other commodities) in the industries

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or markets in which Seller operates or conducts business; (b) seasonal reductions in revenues and/or earnings of Seller in the ordinary course of its business; (c) [reserved]; (d) national or international political conditions, including the COVID-19 pandemic and governmental actions addressing it and the health and economic impacts resulting from it, any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) the effect of any changes in applicable Laws or accounting rules, including GAAP; (f) the entry into or announcement of this Agreement; (g) any change, effect or circumstance resulting from any action required or permitted by this Agreement; or (h) [reserved]; provided, however, that any event, circumstance, change, or effect referred to in clauses (a), (d), or (e) above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, change, or effect has a disproportionate adverse effect on the Acquired Assets, the Business, or Seller, as compared to other participants operating in the same industry and geographic region in which the Acquired Assets are located.

“Material Agreements” has the definition set forth in Section 3.05(a).

“Material Tax Contest” has the definition set forth in Section 6.05.

“Notice of Claim” has the definition set forth in Section 8.07(a).

“Ordinary Course of Business” means the ordinary course of business consistent with the past customs and practices with respect to Seller’s conduct of its business on the Acquired Assets, including with respect to quantity and the frequency and duration of an activity or arrangement.

“Organizational Documents” means the certificate of incorporation, certificate of formation, articles of association, bylaws, limited liability company agreement, operating agreement, partnership agreement, or similar formation or governing documents and instruments.

“Other Tax Return” means any Tax Return that is not a Pre-Effective Time Flow-Through Tax Return.

“Party” and “Parties” has the definition set forth in the Preamble.

“Permits” means authorizations, licenses, permits, concessions, registrations, approvals, grants, exemptions, waivers, variances, consents, orders, or certificates issued by Governmental Authorities other than Water Rights and Government Land Use Authorizations.

“Permitted Liens” means: (a) third-party consent and notice requirements and similar restrictions with respect to which waivers or consents are obtained by Seller or Buyer from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which, in the case of notice requirements, need not be satisfied prior to transfer; (b) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and set forth on Schedule PL; (c) materialmen’s, mechanics’, repairmen’s, workers’, contractors’, operators’, carriers’ and other similar liens and charges arising in the Ordinary Course of Business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and set forth on Schedule PL, provided an adequate reserve to the extent required by GAAP has

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been established therefor on the Financial Statements; (d) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Acquired Assets if they are not required to be obtained prior to the sale or conveyance and will not subject Buyer or Seller to any Liability or disability after the Closing due to the failure to make or obtain same prior to Closing; (e) all rights reserved to or vested in any Governmental Authority to control or regulate any of the assets of Seller in any manner and all obligations and duties under all Laws of such Governmental Authority or under any franchise, grant, or Permit issued by any such Governmental Authority; (f) defects that have been cured by Laws of limitations or prescription; (g) reversionary rights contained in easements, rights-of-way, surface use agreements, and similar agreements of record in the county or counties in which Seller’s assets are located; and (h) any other minor defects, discrepancies, or irregularities in title that do not, individually or in the aggregate, materially interfere with the ownership, use, or operation of the Acquired Assets as currently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pre-Effective Time Flow-Through Tax Return” means (a) any U.S. Internal Revenue Service Form 1065, U.S. Return of Partnership Income, of Seller for any Tax period ending on or before the Closing Date or any Straddle Period, and (b) any state or local Income Tax Return of Seller for Income Taxes imposed on or with respect to a direct or indirect owner of Seller on a “flow-through” basis for any Tax period ending on or before the Closing Date or any Straddle Period (including any Tax Returns of Seller for any withholding Taxes attributable to any such Taxes that are imposed on or payable by Seller in connection with a direct or indirect owner of Seller or pass-through entity Taxes imposed on or payable by Seller with respect to a direct or indirect owner of Seller).

“Pre-Effective Time Tax Contest” has the definition set forth in Section 6.05.

“Pre-Effective Time Tax Period” means any Tax period (or portion thereof) ending on or before the Effective Time.

“Preliminary Settlement Statement” has the definition set forth in Section 1.04(a).

“Proceedings” means all audits, examinations, proceedings, actions, claims, suits, and investigations by and before any mediator, arbitrator, or Governmental Authority.

“Production Taxes” means the ad valorem, severance, excise, production, sales, use, real property, personal property, conservation, New Mexico gross receipts, New Mexico compensating or other similar taxes based upon or measured by the acquisition, ownership or operation of the Acquired Assets or the production of hydrocarbons or other minerals and the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, franchise and similar Taxes and Transfer Taxes. The obligation of the Parties to pay Production Taxes shall be determined in accordance with Section 6.07.

“Property” and “Properties” means the Fee Acres, the Federal Lease Acres and the Water Rights.

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“Property Costs” means the costs and expenses incurred in the Ordinary Course of Business and attributable to the ownership, development and operation of the Acquired Assets and, in each case, are set forth categorically on Schedule PC. For purposes of this definition, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction but rather the date on which the item ordered is delivered to the job site or the date on which work ordered is performed, shall be the relevant date. Notwithstanding the foregoing, the Property Costs do not include any costs related to the breach of any of Seller’s representations, warranties or covenants contained in this Agreement.

“Purchase Price” has the definition set forth in Section 1.02.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), and any abandonment or discarding of barrels, containers or other closed receptacles containing, any Hazardous Substances.

“Representatives” means as to any Person, its officers, directors, managers, shareholders, employees, agents, controlling persons, counsel, accountants, financial advisers and consultants.

“Response Notice” has the definition set forth in Section 8.07(b).

“Revenue” means all income, proceeds, revenues, receipts, reimbursements, refunds and/or credits earned or obtained with respect to the ownership, operation or use of the Acquired Assets.

“Rights-of-Way” means the easements, rights-of-way, licenses, and other interests listed on Exhibit A.

“SEC” has the definition set forth in Section 5.11.

“Seller” has the definition set forth in the Preamble.

“Seller Ownership Period” has the definition set forth in Article III.

“Seller Taxes” means, without duplication, any and all Liabilities or Losses relating to any and all (a) Income Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Production Taxes allocable to Seller pursuant to Section 6.07, and (c) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Acquired Assets; provided, however, that Seller Taxes shall not include any amounts that were taken into account in the computation of the Final Purchase Price.

“South Ranch” has the definition set forth in the Recitals.

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“Special Warranty Deed” has the definition set forth in Section 2.02(d).

“Stipulated Amount” has the definition set forth in Section 8.07(d).

“Straddle Period” means any Tax period beginning on or before and ending after the Effective Time.

“Surface Leases” has the definition set forth in Section 3.14.

“Survey” has the definition set forth in Section 5.08.

“Tax” or “Taxes” means any U.S. federal, state, provincial, local, or non-U.S. income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including Taxes under Section 59A of the Code or any analogous or similar provision of any state, local, or non-U.S. Law or regulation), real property, personal property, ad valorem, intangibles, escheat, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar Tax, duty, or other charge or assessment or deficiencies thereof imposed by any Governmental Authority, and including any interest, fines, penalties or additions to Tax attributable to the foregoing.

“Tax Contest” has the definition set forth in Section 6.05.

“Tax Return” means any report, statement, form, return, election, information return, estimated tax filing, declaration, claim for refund or other document filed or submitted or required to be filed or submitted to any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the definition set forth in Section 8.06(a).

“Title Affidavits” has the meaning set forth in Section 5.08.

“Title Company” means First American Title Insurance Company.

“Title Defect” means (a) with respect to Seller’s individual and aggregate record and beneficial title in any of the Properties, on a property by property basis, any lien, charge, encumbrance, burden, irregularity or defect or deficiency of title, excluding the Permitted Liens, including those that result in a pledge, security interest, burden, lien or encumbrance of any kind upon a Lease or any of the Properties; and (b) any contract that is (i) an indenture, mortgage, loan, credit or sale-leaseback, pledge, guaranty of any obligation, bonds, letters of credit or similar financial contract; or (ii) a purchase and sale agreement, farmout agreement, participation agreement, seismic agreement or geophysical acquisition or interpretation, development

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agreement, joint operating agreement, partnership agreement (other than Tax partnerships), joint venture agreement or similar contract affecting the Acquired Assets.

“Trademark” means any trademark, service mark, trade name, service name, brand name, slogan, logo, internet domain name, corporate name and other identifier of source or origin, and any registration and application for registration of the foregoing.

“Transactions” means the transactions contemplated by this Agreement, including the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, as amended, modified and/or restated from time to time in accordance herewith, including all the Disclosure Schedules, other Schedules and Exhibits to this Agreement, the Assignment, the Assumption Agreement, the Government Land Use Authorization Forms, the Special Warranty Deed and each other document, certificate and instrument to be delivered at Closing in accordance with this Agreement.

“Transaction Tax Deductions” means any item of loss or deduction for Income Tax purposes arising from or attributable to any fees or expenses (including any bonus or other compensatory payments) of or on behalf of Seller incurred in connection with the Transactions or the payment of any Indebtedness of Seller in connection with the Closing.

“Transfer Taxes” means any sales, use, New Mexico gross receipts, New Mexico compensating, transfer, stamp, registration, documentary, recording, value added or similar Taxes or fees (including any interest or penalties with respect to any such fees) arising as a result of the Transactions.

“Water Rights” has the definition set forth in the Recitals.

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Exhibit A
Acquired Assets

[Intentionally omitted.]

1

Exhibit B
Assignment

[Intentionally omitted.]

1

Exhibit C

Assumption Agreement

[Intentionally omitted.]

1

Exhibit D
Government Land Use Authorization Forms

[Intentionally omitted.]

1

Exhibit E
Allocation Methodology

[Intentionally omitted.]

1

Exhibit F
Special Warranty Deed

[Intentionally omitted.]

1